UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 22, 2008
InfoSonics Corporation
(Exact name of registrant as specified in its charter)
Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

	4350 Executive Drive Suite #100, San Diego, CA	92121
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Results of Operations and Financial Condition

On October 23, 2008, the Company announced that it had received notification that NASDAQ has suspended, for a three month period, the enforcement of the rule requiring a minimum bid price of publicly held shares.  The Company will now have until April 13, 2009 to achieve compliance with the rule.

On July 10, 2008, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that for the last 30 consecutive trading days, the Company’s publicly held shares had closed below the minimum $1.00 per share requirement under Marketplace Rule 4450(a)(5).

On October 16, 2008, NASDAQ implemented a temporary suspension of enforcement of Marketplace Rule 4450(a)(5) until Friday, January 16, 2009, due to the volatility of current market conditions.  As a result of the temporary suspension, NASDAQ informed the Company that its deadline for compliance with Marketplace Rule 4450(a)(5) has been extended from January 6, 2009 to April 13, 2009.

During this interim period, the Company’s common stock is expected to continue to trade on The NASDAQ Global Market.  If compliance with Marketplace Rule 4450(a)(5) cannot be demonstrated by April 13, 2009, the staff of The NASDAQ Stock Market Listing Qualifications department (the “Staff”) will deliver a written notification to the Company that its securities will be delisted from The NASDAQ Global Market.  If the Company receives a delisting notice, the Company may appeal the Staff’s determination to a Listing Qualifications Panel. Alternatively, the Company may apply to transfer its securities to The NASDAQ Capital Market.

The full text of the Company’s press release is filed with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

ExhibitNo.	Description

99.1	Press Release dated October 23, 2008

*****

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer
Dated:	October 23, 2008

EXHIBIT INDEX

99.1	Press Release dated October 23, 2008